Exhibit 99.1

MathStar, Inc. Announces First Quarter Earnings and Conference Call

          HILLSBORO, Ore., May 12 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq: MATH), the field programmable object array (FPOA) leader, today announced results for its first quarter ended March 31, 2006.  For the first quarter of 2006, revenues were $8,000 compared to $15,000 for the same quarter last year. Research and development costs for the quarter ended March 31, 2006 were $2.8 million compared to $2.4 million for the same quarter last year. The increase of $400,000 was primarily the result of increased payroll and contract engineering costs and allocation of rent and other overhead costs from SG&A to R&D. Selling, general and administrative costs were $2.2 million compared to $1.1 million for the same quarter last year. The increase of $1.1 million was primarily the result of increased payroll costs of about $1.3 million, of which approximately $700,000 was the non-cash expense associated with restricted stock awards and employee options and increased costs associated with being a public company of approximately $100,000.  The increase was offset by an allocation of $300,000 of rent and overhead costs to R&D.

          The company’s cash used in operations and investing activities for the quarter ended March 31, 2006 was $4.5 million compared to $3.4 million for the same quarter last year. The $1.1 million increase was primarily the result of increased R&D expenditures, building the SG&A infrastructure and costs associated with being a public company.

          “We remain highly optimistic about the prospects for our FPOA technology,” said Douglas Pihl, CEO and president. “In particular, we have committed to first customer shipments of the production version of the FPOA and have released the alpha version of our next generation development tools. Additionally, we have significantly expanded our sales channel with manufacturer’s representatives. Our recent attendance at two industry trade shows has increased awareness of the FPOA and generated many new customer engagements.”

          The company will present a full business update during a conference call for interested members of the investment community at 1:30 p.m. PDT on Tuesday, May 16, 2006 and also at its annual stockholders meeting at 1:30 p.m. PDT on Thursday, May 18, 2006.

          The dial in numbers for the conference call are 303-262-2140 or 800-257-2101.  A replay of the call will be available on the company’s Web site: http://www.mathstar.com.

Condensed Statements of Operations (unaudited)

	Three Months Ended

	03/31/05	12/31/05	03/31/06

Revenue	$15	$79	$8
Cost of goods sold	7	37	2
Gross margin	8	42	6
Operating expenses:
Research and development	2,448	2,350	2,826
Selling, general and administrative	1,147	2,081	2,202
	3,595	4,431	5,028
Operating loss	(3,587)	(4,389)	(5,022)
Interest income	7	137	190
Interest expense	—	(3,000)	—
Other income, net	—	—	—
Net loss from continuing operations	(3,580)	(7,252)	(4,832)
Loss from discontinued operations	—	—	—
Net loss	$(3,580)	$(7,252)	$(4,832)
Basic and diluted net loss per share	$(0.32)	$(0.49)	$(0.28)
Weighted average number of shares	11,155	14,870	16,972

Condensed Balance Sheets (unaudited)

	December 31, 2005	March 31, 2006

Assets
Current assets
Cash and cash equivalents	$20,149	$15,664
Accounts receivable	75	—
Prepaid expenses and other current assets	1,480	1,446
Total current assets	21,704	17,110
Property and equipment, net	347	411
Other assets	151	94
Total assets	$22,202	$17,615
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$734	$463
Accrued expenses	1,294	1,074
Total liabilities	2,028	1,537
Commitments and contingencies
Stockholders’ equity Preferred stock	—	—
Common stock	175	176
Additional paid-in capital	105,717	104,228
Unearned compensation	(2,224)	—
Deficit accumulated during the development stage	(83,494)	(88,326)
Total stockholders’ equity (deficit)	20,174	16,078
Total liabilities and stockholders’ equity	$22,202	$17,615

About MathStar, Inc.

          MathStar is a fabless semiconductor company that designs, manufactures and markets a new class of programmable logic chips called Field Programmable Object Arrays(TM) (FPOAs).  FPOAs are high-performance, re-programmable integrated circuits based on proprietary Silicon Object(TM) technology. MathStar’s re-programmable Field Programmable Object Array can process logic functions at a clock rate up to 1 Gigahertz, much faster than current commercially available programmable logic devices. MathStar’s flagship product, the MOA1400D FPOA, represents a powerful solution that is ideal for digital signal processing and filtering applications in the machine vision, video processing, medical imaging and military/aerospace markets. FPOAs are available now and supported by a wide range of development tools, libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

          Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
          -0-                                              05/12/2006
          /CONTACT:  Doug Pihl, or James Cruckshank, both of MathStar, Inc.,
+1-503-726-5500, or info@mathstar.com; or Jeff Hardison of McClenahan Bruer,
+1-503-546-1000, or jeff@mcbru.com, for MathStar, Inc./
          /Web site:  http://www.mathstar.com/